UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2008

Nephros, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32288	13-3971809
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3960 Broadway New York, NY		10032
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 781-5113

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As of September 15, 2008, Norman J. Barta resigned as a member of the Board of Directors of Nephros, Inc. (“we” or “us”) and also resigned from all of his offices with us and our subsidiary, including as our Chairman of the Board, President, Chief Executive Officer, Secretary and Treasurer. Effective immediately upon Mr. Barta’s resignation, our Board of Directors appointed Ernest A. Elgin, III, as our new President and Chief Executive Officer and appointed our Chief Financial Officer, Gerald J. Kochanski, to the additional offices of Secretary and Treasurer. Also effective on September 15, 2008, our Board of Directors elected James S. Scibetta, one of our independent directors, as the Chairman of the Board, and Dr. Eric A. Rose stepped down as Lead Director but will remain on the Board.

Mr. Elgin most recently served as Vice President of Business Development and Chief Operating Officer of Novaflux Technologies, Inc., a medical technology company engaged in biofilm removal, among other things. Prior to joining Novaflux in September 2004, Mr. Elgin spent four years as Vice President, Healthcare for EHC Group, a New York based consulting organization providing market and business development services for healthcare related organizations. Mr. Elgin has also held product and business development roles with Becton Dickinson, Olympus America, and E-Z-EM, Inc. Mr. Elgin started his career as a Financial Analyst with Salomon Brothers. Mr. Elgin earned his Bachelor of Arts Degree from Queens College and his MBA from Long Island University.

We entered into an employment agreement with Mr. Elgin, dated as of September 15, 2008, having a term of three years. Pursuant to such employment agreement, Mr. Elgin’s initial annual base salary is $240,000. The employment agreement also provides that we shall establish a target discretionary bonus of 30% of Mr. Elgin’s base salary, the amount of which, if any, that Mr. Elgin is awarded will be determined by the Compensation Committee of our Board in its sole discretion, based in part on attainment of certain performance objectives to be identified by Mr. Elgin and the Compensation Committee. We agreed to provide Mr. Elgin with a guaranteed bonus of $35,000 for the period from September 15, 2008 through December 31, 2008. Pursuant to the employment agreement, on September 15, 2008, our Compensation Committee granted Mr. Elgin an option to purchase 750,000 shares of our common stock under our 2004 Equity Incentive Plan. The option will vest in four equal annual installments of 187,500 shares on each of September 15, 2009, September 15, 2010, September 15, 2011 and September 15, 2012, provided that Mr. Elgin remains employed by us at such time, and provided further that all options shall vest and become exercisable in full immediately upon the occurrence of a Change in Control (as defined in the employment agreement).

Mr. Elgin’s employment agreement provides that, upon termination by us for Cause or Disability (as such terms are defined in the agreement) or by Mr. Elgin for any reason other than his exercise of the Change of Control Termination Option (as defined in the agreement) or upon his death, we shall pay him only his accrued but unpaid base salary and bonuses for services rendered through the date of termination, his unvested options shall immediately be cancelled and forfeited and his vested options shall remain exercisable for 90 days after such termination. If we terminate Mr. Elgin’s employment for any other reason or if he terminates his employment pursuant to his Change of Control Termination Option, then, provided he continues to abide by certain confidentiality and non-compete provisions of his agreement and executes a release, he shall be entitled to: (1) any earned but unpaid base salary for services rendered through the date of termination; and (2) the continued payment of his base salary for a period of either three months or, if he has been employed under the agreement for at least one year, six months subsequent to the termination date or until the end of the remaining term of the agreement if sooner, such payments to be made at the times such base salary would have been paid had his employment not been terminated.

Upon any Change of Control (as defined in the employment agreement), Mr. Elgin shall have a period of time in which to discuss, negotiate and confer with any successor entity regarding the terms and conditions of his continued employment. If Mr. Elgin, acting reasonably, is unable to timely reach an agreement through good faith negotiations with such successor, then he may elect (the “Change of Control Termination Option”) to terminate his employment with us and receive the payments described above with respect to such a termination.

In connection with Mr. Barta’s resignation, we entered into a Separation Agreement and Release with him, dated as of September 15, 2008 (the “Separation Agreement”), pursuant to which Mr. Barta will provide certain transition services to us at his current base salary until October 10, 2008, unless terminated sooner. The Separation Agreement supersedes Mr. Barta’s employment agreement with the Company and provides, among other things, that he will receive an $18,000 bonus in connection with certain operational milestones met to date, will continue to receive his base salary and certain benefits during the six-months immediately following the transition period, and that he will be subject to certain confidentiality, non-competition and proprietary rights restrictions.

Item 8.01.  Other Events.

On September 17, 2008, we issued a press release announcing the appointment of Mr. Elgin as our President and Chief Executive Officer and the resignation of Mr. Barta. The full text of this press release is attached hereto as Exhibit 99.1. On September 17, 2008, we also issued a press release announcing the appointment of Mr. Scibetta as our Chairman of the Board. The full text of this press release is attached hereto as Exhibit 99.2. The information in this Item 8.01 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liability of that Section.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits

99.1  Press Release issued by Nephros, Inc., dated September 17, 2008.
99.2  Press Release issued by Nephros, Inc., dated September 17, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Nephros, Inc.

Date: September 17, 2008	By:	/s/ Ernest A. Elgin, III
Ernest A. Elgin, III
President and Chief Executive Officer